                                                                   EXHIBIT 4.1.4

                                VOTE OF DIRECTORS
                            ESTABLISHING A SERIES OF
                           CONVERTIBLE PREFERRED STOCK
                                       OF
                         GENZYME TRANSGENICS CORPORATION

Pursuant to Section 26 of Chapter 156B of the General Laws of the Commonwealth of Massachusetts:

         VOTED, that pursuant to authority conferred upon the Board of Directors by the Articles of Organization, as amended as of the date hereof of GENZYME TRANSGENICS CORPORATION ("GTC"), the Board of Directors hereby establishes and designates a series of Convertible Preferred Stock of GTC, and hereby fixes and determines the relative rights and preferences of the shares of such series, in addition to those set forth in the Articles of Organization, as follows (this document is referred to herein as the "Certificate of Designation"):

         1.       DESIGNATION

         The initial series of Convertible Preferred Stock shall be known as "Series B Convertible Preferred Stock." The number of authorized shares constituting such series shall be twelve thousand, five hundred (12,500).

         2.       RIGHTS

         (a) RIGHT TO CONVERT. Each holder (a "Holder") of shares of Series B Convertible Preferred Stock shall have the right, exercisable at any time, and from time to time from and after the date of execution of that certain Stock Purchase Agreement (the "Purchase Agreement"), dated November 12, 1999 (the "Pricing Date"), by and between GTC and Genzyme Corporation, a Massachusetts corporation ("Genzyme"), by written notice given to GTC, to convert all or a portion of the shares of Series B Convertible Preferred Stock into a number of shares of the common stock of GTC, par value $.01 per share (the "Common Stock"), determined by dividing the aggregate Liquidation Value (as defined below) of the shares of Series B Convertible Preferred Stock being converted by the Conversion Price (as defined below) then in effect; provided, that a majority of holders of Series B Convertible Preferred Stock may, pursuant to
Section 3(b) hereof upon the occurrence of certain events, also elect to have all or any portion of the shares of Series B Convertible Preferred Stock redeemed by GTC in consideration of the payment of the Redemption Amount calculated in accordance with Section 3(a) below. As used herein, "Conversion Price" means the Pricing Date Fair Market Value (as defined below), as such amount may be adjusted from time to time after the Pricing Date in accordance with Sections 2(h) and 2(i) below. "Pricing Date Fair Market Value" shall mean $6.30 which is the average of the closing price per share reported on the Nasdaq National Market for Common Stock for the five (5) consecutive trading days immediately preceding the Pricing Date.

         (b)      MECHANICS OF CONVERSION AND RELATED MATTERS.

                  (i) MECHANICS. To convert shares of Series B Convertible Preferred Stock, a Holder shall: (i) fax to GTC, confirming receipt (or otherwise deliver personally, by overnight courier of national reputation or by registered or certified mail, return receipt requested), a copy of the fully executed Notice of Conversion in the form agreed upon by GTC and Genzyme and (ii) surrender or cause to be surrendered to GTC (or satisfy the provisions of Section 6(c), if applicable) the certificates representing the shares of Series B Convertible Preferred Stock being converted (the "Preferred Stock Certificates") accompanied by duly executed stock powers and the original executed version of the Notice of Conversion as soon as practicable thereafter. The date the Holder faxes or otherwise delivers to the GTC a Notice of Conversion described in clause (i) in accordance herewith or such later date specified in the Notice of Conversion shall be the "Conversion Date."

                  (ii) TIMING. No later than the third Business Day (as defined below) following the Conversion Date (the "Delivery Date"), provided that the GTC has received prior to such date the Preferred Stock Certificates (or the Holder has satisfied the provisions of Section 6(c), if applicable), GTC shall issue and deliver to the Holder (or to the Holder's designee) that number of shares of Common Stock issuable upon conversion of the number of shares of Series B Convertible Preferred Stock being converted. The person or persons entitled to receive shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares at the close of business on the Conversion Date, unless the Notice of Conversion is revoked as provided in Section 2(b)(iii) below. The Delivery Date shall be extended until the Business Day following the date of surrender to GTC of Preferred Stock Certificates to be converted or satisfaction of the provisions of Section 6(c), if applicable. For the purposes hereof, "Business Day" shall mean and include any day other than a Saturday, a Sunday or a day on which banks in New York City, New York are permitted or required by law to be closed.

                  (iii) CONTINUING RIGHTS. In addition to any other remedies which may be available to the Holder, in the event GTC fails for any reason to effect delivery to the Holder of certificates representing the shares of Common Stock receivable upon conversion of the shares of Series B Convertible Preferred Stock by the Business Day following the Delivery Date, the Holder shall, unless the Holder otherwise elects to retain its status as a holder of Common Stock by so notifying GTC, retain the rights of a Holder with respect to such unconverted shares of Series B Convertible Preferred Stock, and GTC shall immediately return the subject Preferred Stock Certificates and other conversion documents, if any, delivered by Holder, to the Holder, or, if shares of Series B Convertible Preferred Stock have not been surrendered, adjust its records to reflect that such shares of Series B Convertible Preferred Stock have not been converted.

                  (iv) STAMP, DOCUMENTARY AND OTHER SIMILAR TAXES. GTC shall pay all stamp, documentary, issuance and other similar taxes which may be imposed with respect to the issuance and delivery of the shares of Common Stock pursuant to conversion of the shares of Series B Convertible Preferred Stock; provided that GTC will not be obligated to pay stamp, transfer or other taxes, resulting from the issuance of Common Stock to any person other than the registered holder of the Series B Convertible Preferred Stock.

                  (v) NO FRACTIONAL SHARES. No fractional shares of Common Stock are to be issued upon the conversion of shares of Series B Convertible Preferred Stock, but GTC shall make a cash payment equal to such fraction multiplied by the per share face value in respect of any fractional share of Common Stock which would otherwise be issuable; provided that in the event that sufficient funds are not legally available for the payment of such cash adjustment any fractional shares of Common Stock shall be rounded up to the next whole number.

                  (vi) ELECTRONIC TRANSMISSION. In lieu of delivering physical certificates representing the shares of Common Stock issuable upon conversion, and provided GTC's transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer program, upon request of a Holder who shall have previously instructed such Holder's prime broker to confirm such request to GTC's transfer agent and upon the Holder's compliance with Section 2(b)(i) above, GTC shall use its commercially reasonable efforts to cause its transfer agent to electronically transmit the Common Stock issuable upon conversion to the Holder by crediting the account of Holder's prime broker with DTC through its Deposit Withdrawal Agent Commission ("DWAC") system. GTC shall within three (3) Business Days issue a new certificate representing the shares of Series B Convertible Preferred Stock not converted pursuant to any Notice of Conversion.

         (c) DIVIDENDS. Dividends shall accrue on each share of Series B Convertible Preferred Stock on a daily basis (calculated based on a 360-day year) at a rate of (i) eleven percent (11%) per annum from the Pricing Date until and including June 30, 2000 and (ii) twelve percent (12%) per annum from July 1, 2000 and thereafter, on the sum of the Liquidation Value (as defined below) of such shares of Series B Convertible Preferred Stock plus all accumulated and unpaid dividends thereupon from and including the Pricing Date to and including the date on which the Liquidation Value of such share (and all accumulated or accrued and unpaid dividends thereon) is paid in full or the date on which such share is converted into shares of Common Stock. For purposes of the foregoing, to the extent not paid on each June 30 and December 31 (beginning December 31, 1999) of each year on which shares of Series B Convertible Preferred Stock are outstanding, dividends that have accrued on each share of Series B Convertible Preferred Stock during the six-month period (or other period with respect to December 31, 1999) ending upon such date shall be accumulated dividends and shall remain accumulated dividends with respect to such share of Series B Convertible Preferred Stock until paid. Cash dividends paid upon any share of Series B Convertible Preferred Stock pursuant to this
Section 2(b) will be applied first to the payment of unpaid dividends that are accrued but not accumulated with respect to such share until all such accrued dividends have been paid in full, and second to the payment of unpaid dividends that have accumulated with respect to such share. Dividends on the Series B Convertible Preferred Stock shall be paid in full before any dividend shall be declared or paid on the Common Stock or any other equity security of GTC.

         (d) UNPAID DIVIDENDS PAYABLE IN COMMON STOCK. Upon conversion of the Series B Convertible Preferred Stock, GTC shall deliver to the holder of the shares of Series B Convertible Preferred Stock being converted all accumulated or accrued but unpaid dividends thereon through the date of conversion, provided that GTC, in its sole discretion, may elect to pay all or any portion of the accumulated or accrued and unpaid dividends (the "Converted Dividends") payable in respect of each share of Series B Convertible Preferred Stock by the delivery of shares of Common Stock having an aggregate fair market value equal to the amount of the Converted

Dividends payable with respect to such share. For the purposes of this Section 2(d), fair market value as of any date shall mean the average of the closing prices per share on the Nasdaq National Market for the five (5) trading days prior to the date of conversion.

         (e) ADJUSTMENTS. In the event GTC shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of GTC other than shares of Common Stock, then and in each such event lawful and adequate provision shall be made so that the holders of Series B Convertible Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the number of securities of GTC which they would have received had their Series B Convertible Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this
Section 2(e) as applied to such distributed securities.

         If the Common Stock issuable upon the conversion of the Series B Convertible Preferred Stock shall be changed into the same or different number of shares of any class or classes of stock, whether by reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation or sale of assets provided for elsewhere herein), then and in each such event the holder of each share of Series B Convertible Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reclassification or other change, by holders of the number of shares of Common Stock into which such shares of Series B Convertible Preferred Stock might have been converted immediately prior to such reclassification or change, all subject to further adjustment as provided herein.

         (f) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. GTC shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Series B Convertible Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series B Convertible Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series B Convertible Preferred Stock, GTC will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

         (g) LIQUIDATION PREFERENCE. In the event of any liquidation, dissolution or winding up of GTC, the holder or holders of the Series B Convertible Preferred Stock shall be entitled to receive per share, prior and in preference to any distribution of any of the assets or surplus funds of GTC to the holders of the Common Stock and any other class or series of capital stock that is junior to the Series B Convertible Preferred Stock, an amount in cash equal to (i) one thousand dollars ($1,000.00) (the "Liquidation Value"), plus
(ii) any dividends which have accumulated or accrued with respect thereto but have remained unpaid at such time.

         (h)      ADJUSTMENTS

                  (i) MERGERS AND OTHER REORGANIZATIONS. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere herein) or a merger or consolidation of GTC with or into another corporation or other entity or the sale of all or substantially all of GTC's properties and assets to any other person, then, as a part of and as a condition to the effectiveness of such reorganization, merger, consolidation or sale, lawful and adequate provision shall be made so that the holders of the Series B Convertible Preferred Stock shall thereafter be entitled to receive upon conversion of the Series B Convertible Preferred Stock the number of shares of stock or other securities or property of GTC or of the successor corporation or other entity resulting from such merger or consolidation or sale, to which a holder of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, merger, consolidation, or sale. In any such case, appropriate provisions shall be made with respect to the rights of the holders of the Series B Convertible Preferred Stock after the reorganization, merger, consolidation or sale to the end that the provisions of this Section 2 (including without limitation provisions for adjustment) shall thereafter be applicable, as nearly as may be, with respect to any shares of stock, securities or assets to be deliverable thereafter upon the conversion of the Series B Convertible Preferred Stock.

                  (ii) STOCK SPLITS, DIVIDENDS, ETC. If GTC at any time after the Pricing Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced. If GTC at any time after the Pricing Date combines (by reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

         (i) CONVERSION PRICE ADJUSTMENT FOR MATERIAL EVENT. In the event that a Material Event (as hereinafter defined) occurs after June 30, 1999 and prior to the Closing (as defined in the Purchase Agreement) and such Material Event has not been disclosed by a public announcement made by GTC or in a current or periodic report filed by GTC with the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934, as amended (hereinafter, a "Company SEC Report"), in each such case not fewer than three trading days prior to the Closing then, notwithstanding the provisions of paragraph 2(a) above, the Conversion Price shall be subject to adjustment as provided in this paragraph 2(i) (a "Price Adjustment Event"). For purposes of this paragraph 2, "Material Event" shall mean any event or occurrence which is reasonably likely to materially and adversely affect (1) the business, properties, results of operations or financial condition of GTC or (2) the ability of GTC to perform its obligations under this Agreement; provided, however that none of (x) the execution and delivery of the Purchase Agreement (including without limitation, any adverse affect, whether direct or indirect, of such transaction on the price per share at which the Common Stock is traded on the Nasdaq National Market),
(y) the redemption or conversion into shares of Common Stock of all or any portion of the issued and outstanding shares of GTC's Series A Convertible Preferred Stock as contemplated by that certain Notice of Redemption to the Holders of Genzyme Transgenics Corporation Series A Convertible Preferred Stock issued by GTC on November 12, 1999 (including without limitation, any adverse affect, whether direct or indirect, of such transaction on the price per share at which the Common Stock is traded on the Nasdaq National Market) or (z) any other fact, circumstance, event or occurrence otherwise disclosed to Genzyme prior to the Pricing Date shall be deemed to constitute a Material Event. For purposes of this Agreement, the "Price Determination Period" shall mean the period of five (5) trading days during which the closing prices of the Common Stock are averaged to calculate the Pricing Date Fair Market Value. In the event that a Price Adjustment Event shall have occurred, then: (i) unless the Material Event has already been announced or disclosed, GTC shall promptly publicly announce or file a Company SEC Report disclosing such Material Event; and (ii) the Price Determination Period with respect to the calculation of the Pricing Date Fair Market Value and the Conversion Price shall be delayed and shall commence on the third trading day following the date of the public announcement or disclosure of such Material Event. GTC shall promptly notify each Holder in writing of the occurrence of any Price Adjustment Event and shall furnish each Holder with a certificate of the chief financial officer of GTC setting forth the adjusted conversion price and describing the method used to calculate such adjustment.

         (j) VOTING. The holders of Series B Convertible Preferred Stock shall not be entitled to vote or consent with respect to any matter brought before the stockholders of GTC for such vote or consent except to the extent otherwise required under the business corporation law of the Commonwealth of Massachusetts. Notwithstanding the foregoing, so long as any shares of Series B Convertible Preferred Stock are outstanding, GTC shall not, without first obtaining the approval of the holders of not less than sixty-six percent (66%) of the outstanding shares of Series B Convertible Preferred Stock: (a) alter or change the rights preferences or privileges of the Series B Convertible Preferred Stock; (b) alter or change the rights preferences or privileges of any capital stock of GTC so as to affect adversely the rights, preferences or privileges of the Series B Convertible Preferred Stock; (c) create or issue any class or series of capital stock which specifically, by its terms, ranks senior to or on parity with the Series B Convertible Preferred Stock in terms of dividends, liquidation preference, redemption or other rights and privileges; or
(d) effect any merger, consolidation or other business combination of GTC with or into any other person or any sale of all or substantially all of the assets of GTC.

         3.       REDEMPTION

         (a) OPTIONAL REDEMPTION. At the election of GTC, in its sole discretion, the Series B Convertible Preferred Stock may be redeemed, in whole or in part, at any time upon five (5) Business Days' written notice (such five Business Day period, the "Notice Period") delivered by GTC to each Holder. In connection with any such redemption, GTC shall pay to each Holder an amount per share ( the "Redemption Amount") to be redeemed equal to (i) the Liquidation Value as of such date plus (ii) any dividends which have accumulated or accrued with respect to such share as of the redemption date but remain unpaid at such time, such amount to be payable in cash.

         (b) MANDATORY REDEMPTION. Upon the written election (the "Redemption Election") of a majority in interest of the Holders delivered to GTC not more than thirty (30) days after the occurrence of any Triggering Event (as defined below), GTC shall redeem (at the sole discretion of the Holders) the outstanding Series B Convertible Preferred Stock as follows: (i) if the aggregate amount of gross proceeds from such Equity Sales exceeds $20,000,000 but is less than $25,000,000 as of the date of the Redemption Election (the "Redemption Election Date"), then GTC shall redeem up to $5,000,000 of outstanding Series B Convertible Preferred Stock for an amount equal to the Redemption Amount then in effect, (ii) if the aggregate amount of gross proceeds from such Equity Sales exceeds or equals $25,000,000 but is less than $30,000,000 as of the Redemption Election Date, then GTC shall redeem up to $7,000,000 of outstanding Series B Convertible Preferred Stock for an amount equal to the Redemption Amount then in effect, (iii) if the aggregate amount of gross proceeds from such Equity Sales exceeds or equals $30,000,000 but is less than $35,000,000 as of the Redemption Election Date, then GTC shall redeem up to

$9,000,000 of outstanding Series B Convertible Preferred Stock for an amount equal to the Redemption Amount then in effect; and (iv) if the aggregate amount of gross proceeds from such Equity Sales exceeds or equals $35,000,000 as of the Redemption Election Date, then GTC shall redeem all of outstanding Series B Convertible Preferred Stock, or such portion thereof as the Holder may elect, for an amount equal to the Redemption Amount then in effect. For the purposes hereof, the term "Equity Sale" shall mean and include the sale or series of sales of equity securities by GTC for cash to any person which sale or sales occurs after November 12, 1999 other than any such issuance or sale (i) to Genzyme or any entity controlled by Genzyme or (ii) pursuant to an employee benefit plan approved by the stockholders of GTC. "Triggering Event" shall mean and include the consummation of any of the transactions described in clauses (i) through (iv) above; provided, however, that no Triggering Event shall be deemed to have occurred as a result of Equity Sales which when aggregated with all other Equity Sales occurring after the date hereof yield gross proceeds to GTC in an amount equal to or less than $20,000,000. GTC shall promptly notify each Holder in writing of the occurrence of any Triggering Event.

                      For all purposes under this Section 3(b), all Equity Sales, Triggering Events and the amount of Series B Convertible Preferred Stock which the Holder may elect to have redeemed, shall be determined on a cumulative basis. For example, assuming that (i) GTC has raised $20,000,001 pursuant to an Equity Sale, (ii) in connection therewith, the Holder has elected to require GTC to redeem $3 million of the up to $5 million of Series B Convertible Preferred Stock which would then be eligible for redemption hereunder as a result of such Equity Sales and (iii) GTC subsequently consummates an Equity Sale yielding additional gross proceeds to GTC of $5 million, GTC would be deemed to have consummated Equity Sales of $25,000,001; and the Holder would be entitled to have GTC redeem an aggregate amount of $7 million of Series B Convertible Preferred Stock. Accordingly, in connection with the subsequent $5 million Equity Sale, the Holder would be entitled to elect that GTC redeem up to $4 million of Series B Convertible Preferred Stock ($7 million total less the $3 million previously redeemed).

         (c) CLOSING OF REDEMPTION. The closing of any redemption of shares of Series B Convertible Preferred Stock contemplated by Section 3(a) above shall occur on the first Business Day following the Notice Period. The closing of any redemption contemplated by Section 3(b) above shall occur on the date which is five (5) Business Days after the date on which the Company shall have received the Redemption Election. At the closing of any such redemption, each Holder shall surrender the Preferred Stock Certificate(s) representing the shares of Series B Convertible Preferred Stock to be redeemed (or satisfy the provisions of Section 6(c) below) accompanied by duly executed stock powers.

         (d) SPECIAL CIRCUMSTANCES. In connection with any proposed redemption of Series B Convertible Preferred Stock contemplated hereby, in the event that the aggregate Redemption Amount payable to the Holder(s) of Series B Convertible Preferred Stock exceeds the maximum amount (the "Redemption Maximum") which GTC is authorized to pay in connection with such transaction pursuant to that certain Credit Agreement, dated as of December 28, 1998, by and between GTC and Fleet National Bank, as the same may be amended, amended and restated, modified or refinanced from time to time, the Holder may elect in a writing delivered to GTC to convert the Excess Shares into that number of shares of Common Stock equal to the quotient of (x) the aggregate Redemption Amount otherwise payable in respect of the Excess Shares DIVIDED BY (y) the average of the closing price per share reported on the Nasdaq National Market for Common Stock for the five
(5) consecutive trading days immediately preceding the date which is two Business Days prior to the closing date for such redemption. For the purposes hereof, "Excess Shares" shall mean that number of shares of Series B Convertible Preferred Stock equal to (i) the aggregate number of shares of Series B Convertible Preferred Stock issued and outstanding as of the date of redemption less (ii) the greatest number of shares of Series B Convertible Preferred Stock which would be redeemed upon the payment to the Holder(s) of an aggregate amount equal to the Redemption Maximum.

         4.       NO IMPAIRMENT

         GTC will not, by amendment of its Articles of Organization or By-Laws or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by GTC, but will at all times in good faith assist in the carrying out of all of the provisions of this Certificate of Designation.

         5.       RANK

         All shares of the Series B Convertible Preferred Stock shall rank
(i) prior to the Common Stock; (ii) prior to any class or series of capital stock of GTC hereafter created (unless, with the consent of the requisite Holders of the outstanding shares of Series B Convertible Preferred Stock, such class or series of capital stock specifically, by its terms, ranks senior to or pari passu with the Series B Convertible Preferred Stock) (collectively, with the Common Stock, "Junior Securities"); (iii) pari passu with any class or series of capital stock of GTC hereafter created (with the consent of the requisite Holders of the outstanding shares of Series B Convertible Preferred Stock) specifically ranking, by its terms, on parity with the Series B Convertible Preferred Stock (the "Pari Passu Securities"); and (iv) junior to any class or series of capital stock of GTC hereafter created (with the consent of the requisite Holders of the outstanding shares of Series B Convertible Preferred Stock) specifically ranking, by its terms, senior to the Preferred Stock (the "Senior Securities"), in each case as to distribution of assets upon liquidation, dissolution or winding up of GTC, whether voluntary or involuntary.

         6.       MISCELLANEOUS

         (a) REDEMPTION DEFAULTS. In the event that GTC fails to pay any Holder the Redemption Amount with respect to any share of Series B Convertible Preferred Stock, as provided herein, in accordance with the terms of Section 3 above, then such Holder (i) shall be entitled to interest on the Redemption Amount at a per annum rate equal to the lower of (x) the sum of the dividend rate then in effect for the Series B Convertible Preferred Stock PLUS three percent (3%) and (y) the highest interest rate permitted by applicable law from the date of the Redemption Election until the date of redemption hereunder. In the event the Company is not able to redeem all of the shares of Series B Convertible Preferred Stock subject to Redemption Election, the Company shall redeem shares of Series B Convertible Preferred Stock from each Holder, pro rata, based on the ratio of the total number of shares of Series B Convertible Preferred Stock of such Holder included in the Redemption Election to the total number of shares of Convertible Preferred Stock in the Redemption Election. In the case of a redemption contemplated by Section 3 above, if the Company fails (a "Redemption Failure") to pay the Redemption Amount for each share for any reason on the date contemplated by Section 3(c) above and the Holder has complied with the delivery requirements set forth in Section 3(c), then (assuming there are sufficient authorized shares of Common Stock) in addition to all other available remedies, each Holder of Series B Convertible Preferred Stock shall have the right at any time, so long as the Redemption Failure continues, to convert, upon written notice, in lieu of the

Redemption Amount, each outstanding share of Series B Convertible Preferred Stock held by such Holder, into the number of shares of Common Stock of the Company equal to the Redemption Amount, divided by the Conversion Price then in effect.

         (b) CAPITAL IMPAIRMENT. In the event that any section of the Massachusetts Corporation Law ("MCL"), would be violated by the redemption of any shares of Series B Convertible Preferred Stock that are otherwise subject to redemption pursuant to Section 3 above, the Company: (i) will redeem the greatest number of shares of Series B Convertible Preferred Stock possible without violation of the MCL; (ii) GTC thereafter shall use its best efforts to take all necessary steps permitted pursuant to this Certificate of Designation and the agreements entered into in connection with the issuance of Series B Convertible Preferred Stock pursuant hereto in order to remedy its capital structure in order to allow further redemptions without violation of the MCL; and (iii) from time to time thereafter as promptly as possible GTC shall redeem shares of Series B Convertible Preferred Stock at the request of the Holders to the greatest extent possible without causing a violation of the MCL.

         (c) LOST OR STOLEN CERTIFICATES. Upon receipt by GTC of (i) evidence of the loss, theft, destruction or mutilation of any Series B Preferred Stock Certificate and (ii)(x) in the case of the loss, theft or destruction of any such Series B Preferred Stock Certificate, the execution and delivery by the holder of such shares of Series B Preferred Stock of an affidavit of loss and indemnification agreement in form and substance satisfactory to GTC and on such other terms and conditions as the Board of Directors of GTC may prescribe or (y) in the case of mutilation, upon surrender and cancellation of the Series B Preferred Stock Certificate, GTC shall execute and deliver one or more new Series B Preferred Stock Certificate of like tenor and date. GTC shall not be obligated to reissue any such lost, stolen, destroyed or mutilated Series B Preferred Stock Certificate if the holder thereof contemporaneously requests to convert such shares of Series B Preferred Stock.

                           [INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, GTC has caused this Certificate of Designation to be duly executed this 12th day of November, 1999.

                                    GENZYME TRANSGENICS CORPORATION

                                    By: /s/ Sandra Nusinoff Lehrman
                                        ---------------------------------------
                                        Name: Sandra Nusinoff Lehrman
                                        Title: President

                                    By: /s/ John B. Green
                                        ---------------------------------------
                                        Name:  John B. Green
                                        Title: Assistant Clerk